Exhibit (d)(5)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 27, 2014, is by and among Venom Electronics Holdings, Inc., a Delaware corporation (“Parent”), Venom Electronics Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), James Bazet, Sally Washlow, Robert Ben, William Carmichael, John Lupo, Ian Miller and S. Sam Park (the “Stockholders” and together, the Stockholders and all of the undersigned are referred to herein collectively as the “Parties” and each a “Party”). Except as otherwise provided in this Agreement, any capitalized terms used, but not otherwise defined, herein will have the meanings ascribed to such terms in the Merger Agreement (as in effect on the date hereof without giving effect to any amendments thereto), as defined herein.

WHEREAS, as of the date hereof, each of the Stockholders (i) is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any unrestricted shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by each of the Stockholders prior to the termination of this Agreement being referred to herein as the “Subject Shares”) and (ii) owns the number of Company Common Stock Options set forth opposite such Stockholder’s name on Schedule A;

WHEREAS, Parent, Merger Sub and the Company intend to enter into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence the Offer and consummation of the Merger, each upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Board of Directors has unanimously approved this Agreement, including for purposes of Section 203 and Section 251(h) of the DGCL; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder, and as an inducement and in consideration therefor, each Stockholder (in each Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1 Agreement to Tender. Each Stockholder agrees to validly tender or cause to be tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than the Transfer Restrictions (as defined herein)). Without limiting the generality of the foregoing, as promptly as practicable, but in no event later than ten (10) Business Days, after the commencement of the Offer, such Stockholder shall (a) deliver pursuant to the terms of the Offer (i) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) one or more Certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as Parent’s tender offer agent may reasonably request) in the case of a book-entry share of any uncertificated Subject Shares, and (iii) all other documents or instruments required to be delivered by the Company Common Stockholders pursuant to the terms of the Offer, or (b) cause such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with clause (a) of this Section 1.1 and the terms of the Offer. Each Stockholder agrees that, once such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw or cause such Stockholder’s broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to withdraw, any of such Subject Shares from the Offer unless the Offer is terminated or the Merger Agreement is terminated in accordance with its terms. If the Offer is terminated or withdrawn by Merger Sub, or the Merger Agreement is terminated pursuant to its terms prior to the purchase of the Subject Shares at the Acceptance Time, Merger Sub shall as promptly as practicable return, and shall cause any depository acting on behalf of Merger Sub to return, all Subject Shares tendered to such Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Merger Sub, severally, and not jointly and severally, that:

2.1 Binding Agreement. Such Stockholder has full legal capacity to execute and deliver this Agreement, to perform its, his or her covenants and obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder, if an entity, is a corporation or other duly formed, validly existing and in good standing under the Laws of the state of its formation and has all requisite power to own, lease and operate its properties. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

2.2 Non-Contravention. The execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of his, her or its covenants and obligations hereunder do not and the consummation by the Stockholder of the transactions contemplated hereby will not (a) violate any Law applicable to the Stockholder or the Stockholder’s Subject Shares or Company Common Stock Options, (b) except as may be required by applicable securities Law, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Entity) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance on any of the Subject Shares or Company Common Stock Options pursuant to, any Contract or Order binding on the Stockholder or any applicable Law, (c) render any takeover Laws or the restrictions contained therein applicable to the Merger, the Offer or any other transaction involving Parent, Merger Sub or any Affiliate thereof, or (d) in the case of a Stockholder that is an entity, violate or conflict with any provision of the organizational documents of the entity except in the case of clause (a), (b) or (d) as would not reasonably be expected to affect adversely the ability of the Stockholder to perform his or its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.

2.3 Ownership of Subject Shares, Company Common Stock Options; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such Stockholder’s Subject Shares and Company Common Stock Options and has good and marketable title to such Subject Shares and Company Common Stock Options, free and clear of any Encumbrances, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Transfer Restrictions”). Other than as set forth on Schedule B, the Subject Shares and Company Common Stock Options listed on Schedule A opposite the Stockholder’s name constitute all of the Equity Interests of the Company beneficially owned by such Stockholder as of the date hereof, and such Stockholder neither holds nor has any beneficial ownership in any other Equity Interest in the Company. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares or Company Common Stock Options.

2.4 Voting Power. Other than as provided in this Agreement, the Stockholder or the signatory on behalf of the Stockholder has full voting power with respect to the Stockholder’s Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares and, if applicable, the Stockholder’s Company Common Stock Options. None of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

2.5 Reliance. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. As of the date hereof, there is neither any Action pending or threatened in writing against nor any outstanding Order applicable to the Stockholder or any of the Stockholders’ properties or assets (including the Subject Shares and Company Common Stock Options) that would reasonably be expected to prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement or otherwise adversely impact the Stockholder’s ability to perform its obligations hereunder in any material respect.

2.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or similar Person that has been retained by or is authorized to act on behalf of the Stockholder who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to each of the Stockholders, severally, and not jointly and severally, that:

3.1 Organization; Authorization. Parent is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub is a corporation duly organized and validly existing under Delaware Law. Each of Parent and Merger Sub is in good standing. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby.

3.2 Binding Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, subject to the Bankruptcy and Equity Exceptions.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDER

Each Stockholder hereby, severally, and not jointly and severally, covenants and agrees that until the termination of this Agreement:

4.1 Voting of Subject Shares; Proxy.

(a) At every meeting of the Company Common Stockholders called, and at every adjournment or postponement thereof, such Stockholder shall, or shall cause the holder of record of the Subject Shares on any applicable record date to, appear or otherwise cause such Stockholder’s Subject Shares to be counted as present for purposes of establishing a quorum at any such meeting of Company Common Stockholders and vote such Stockholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (the “Vote Shares”) (i) in favor of (A) the adoption and approval of the Merger Agreement and the transactions contemplated thereby, and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if requested by Parent or Merger Sub, (ii) against (A) any action or agreement which would in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, Merger Sub or their respective Affiliates), or any other proposal of any Person (other than Parent, Merger Sub or their respective Affiliates) to acquire the Company or all or substantially all of the assets thereof, (B) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal, in each case other than the transactions contemplated by the Merger Agreement, and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in the failure of the Minimum Condition, the occurrence of any condition set forth in clauses (a) through (f) of Schedule I to the Merger Agreement and/or (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Common Stockholders.

(b) Such Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the Company Common Stockholders on behalf of such Stockholder with respect to the matters set forth in Section 4.1(a), to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company Common Stockholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of Company Common Stockholders or any action by written consent in lieu of a meeting of Company Common Stockholders in a manner consistent with the provisions of Section 4.1(a). Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of this Agreement and the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, until termination of this Agreement in accordance with Section 5.2 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

4.2 No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Encumbrance, other than the Transfer Restrictions, on any or all of the Stockholder’s Subject Shares or Company Common Stock Options, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend, distribution, or otherwise) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of the Stockholder’s Subject Shares and Company Common Stock Options, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of any or all of the Stockholder’s Subject Shares and Company Common Stock Options, or any right or interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Stockholder’s Subject Shares and Company Common Stock Options, (e) deposit or permit the deposit of any or all of the Stockholder’s Subject Shares and Company Common Stock Options, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Subject Shares and Company Common Stock Options, or (f) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any voluntary action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any or all of such Stockholder’s Subject Shares and, if applicable, such Stockholder’s Company Common Stock Options shall occur (including, if applicable, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares and Company Common Stock Options subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding the foregoing, such Stockholder may make Transfers of Subject Shares and Company Common Stock Options (a) with respect to any Company Common Stock Options that expire on or prior to the Expiration Date, to the Company for purposes of a net exercise permitted under the documents related to such Company Common Stock Options (pursuant to which any Common Stock issued by the Company would be Subject Shares); or (b) as Parent may otherwise agree in writing in its sole discretion.

4.3 No Exercise of Appraisal Rights. Each of the Stockholders waives and agrees not to demand appraisal of such Stockholder’s Subject Shares pursuant to Section 262 of the DGCL

4.4 Documentation and Information. Each of the Stockholders consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Shares and/or Company Common Stock Options, the existence of this Agreement and the nature of Stockholder’s commitments and obligations under this Agreement, and each of the Stockholders acknowledges that Parent and Merger Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity.

4.5 Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares or (b) that any of the Stockholders shall become the beneficial owner of any additional unrestricted shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in clause (a) or such Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail, or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows: (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such Stockholder may hereafter specify in writing for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the Offer shall have terminated or the Expiration Date shall have occurred, in each case without acceptance for payment of the Subject Shares pursuant to the Offer, (d) the date of any modification, waiver or amendment to any provision of the Merger Agreement (as in effect on the date hereof without giving effect to any amendments thereto) that reduces the amount or changes the form of consideration payable to the stockholders of the Company, imposes conditions to the Offer in addition to the Offer Conditions or amends or modifies any Offer Condition, reduces the time period during which the Offer shall remain open or extends the Offer in any manner other than pursuant to and in accordance with Section 1.1(f) of the Merger Agreement (as in effect on the date hereof without giving effect to any amendments thereto) or otherwise amends any other term or condition of the Merger Agreement (as in effect on the date hereof without giving effect to any amendments thereto) or the Offer in a manner adverse to holders of Equity Interests of the Company, and (e) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement and the power-of-attorney and proxy set forth in Section 4.1 shall be revoked, terminated and of no further force and effect; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any Party from liability for any willful and material breach of this Agreement by any Party prior to termination hereof as a result of an action that the breaching Party knew as of the time of taking such action would result in a breach of this Agreement and (y) the provisions of this ARTICLE V shall survive any termination of this Agreement.

5.3 Amendments; Extension and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the Parties. At any time prior to the Acceptance Time, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of this Section 5.3, waive compliance with any of the agreements or conditions of the other Parties contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

5.4 Expenses. Except as otherwise specified in writing by the Parties, all out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the Party incurring such cost or expense.

5.5 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties hereto, and any assignment without such prior written consent shall be null and void. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

5.6 Applicable Law; Venue. This Agreement and all Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All Actions (whether at Law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger or any of the other transactions contemplated by this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto. The Parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The Parties hereto agree that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

5.7 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY MATTERS RELATING TO THE SPONSOR). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7 (AND SUCH WAIVERS SHALL EXTEND TO AND BENEFIT THE SPONSOR).

5.8 Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or electronic delivery of .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.9 Entire Agreement. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR EACH OF THE STOCKHOLDERS OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provision hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified in a manner not materially adverse to any Party.

5.11 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 5.2, each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 5.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 5.11. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 5.11.

5.12 Mutual Drafting. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

5.13 Further Assurances. Parent, Merger Sub and each of the Stockholders will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

5.14 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement.

5.15 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any affiliate, agent or designee of such Stockholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company, including in connection with the taking of any action in connection with an Acquisition Proposal in accordance with the Merger Agreement.

5.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all Parties hereto.

5.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares and Company Common Stock Options. All rights, ownership and economic benefits of and relating to the Subject Shares and Company Common Stock Options shall remain vested in and belong to the applicable Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VENOM ELECTRONICS HOLDINGS, INC.

By:	/s/ Justin Hillenbrand
Justin Hillenbrand
President

VENOM ELECTRONICS MERGER SUB, INC.

By:	/s/ Justin Hillenbrand
Justin Hillenbrand
President

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ James Bazet
James Bazet

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ Sally Washlow
Sally Washlow

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ Robert Ben
Robert Ben

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ William Carmichael
William Carmichael

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ John Lupo
John Lupo

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ Ian Miller
Ian Miller

Signature Page to Tender and Support Agreement

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first above written.

/s/ S. Sam Park
S. Sam Park

Signature Page to Tender and Support Agreement

Schedule A

Name of Stockholder	No. Shares		No. Options
James Bazet	88,140		113,500
Sally Washlow	11,625	(1)	33,100
Robert Ben	12,700		19,750
William Carmichael	30,000
John Lupo	12,000
Ian Miller	11,000
S. Sam Park	19,343	(2)

(1)	Includes 2,000 shares held by Joshua P. Washlow Declaration of Trust, dated July 31, 2007.
(2)	The amount includes 4,699 shares and 5,000 shares owned by The Xandi Park Trust and The Tephi Park Trust, respectively, for both of which Mr. Park is trustee.

Schedule B

Name of Stockholder	No. of Restricted Shares
James Bazet	11,550
Sally Washlow	5,775
Robert Ben	4,800